Exhibit 23.1

October 26, 2022

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-251643, 333-224916 and 333-265059) on Forms S-3 and S-8 of Adams Resources & Energy, Inc. of our report dated October 26, 2022, with respect to the combined financial statements of Firebird Bulk Carriers, Inc. and Phoenix Oil, Inc., which appears in this Current Report on Form 8-K/A.

/s/ Doeren Mayhew

Doeren Mayhew
Houston, Texas